Exhibit 10.1

Execution Version

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (“Amendment”), effective as of November 18, 2021, by and between Spirit of Texas Bancshares, Inc., a Texas corporation (the “Company”), and Dean O. Bass, an individual (the “Executive”), amends that certain Executive Employment Agreement between Executive and the Company, dated as of February 2, 2021 (the “Agreement”). Together the Company and Executive are the “Parties” and each is a “Party”.

WHEREAS, the Company and is entering into an Agreement and Plan of Merger, dated as of the date hereof, with Simmons First National Corporation, an Arkansas corporation (the “Merger Agreement”); and

WHEREAS, in accordance with Section 19 of the Agreement, the Parties desire to modify the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1. Section 6.6 of the Agreement is amended to provide that the Company may, during the Term, terminate Executive’s employment other than for Cause prior to and in connection with a Change in Control, to read in its entirety as follows:

6.6 Termination for Reason Other Than Cause. The Company may terminate your employment for any reason other than Cause (i) by giving you ninety (90) days written notice prior to the commencement of any renewal period of this Agreement in accordance with Section 4 or (ii) by giving you written notice of termination to be effective prior to and in connection with a Change in Control at least five (5) business days prior to the expected closing of the Change in Control.

2. Section 8.4 of the Agreement is amended to specify the form of release agreement that will apply in the event of a termination under Section 6.6(ii), to read in its entirety as follows:

8.4 Release. As a condition to receiving the payments provided in Section 8.2 or 8.3 (other than the Accrued Rights) (the “Severance Payments”), Executive (or, as applicable, Executive’s estate) must timely execute and not revoke a full release and waiver of all claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A, or, in the event of a termination in accordance with Section 6.6(ii), substantially in the form attached hereto as Exhibit C, and such release, as applicable, becomes effective within sixty (60) days of the Date of Termination (such sixty (60) day period, the “Release Executive Period”). To the extent that the Release Executive Period begins in one taxable year and ends in another taxable year, the Severance Payments shall not be made until the second taxable year.

3. The Agreement is amended to add the new Exhibit C, which is attached to this Amendment.

4. All capitalized terms used but not defined in this Amendment shall have meaning set forth in the Agreement.

5. All other terms and conditions set forth in the Agreement shall remain in full force and effect.

6. If the Merger Agreement terminates prior to consummation of the transactions contemplated therein, then this Amendment will be null and void and the Agreement, absent this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto by their duly authorized representatives have executed this Amendment effective as of the date first above written.

SPIRIT OF TEXAS BANCSHARES, INC.

By:	/s/ Allison S. Johnson
Name:	Allison S. Johnson
Title:	Chief Financial Officer

EXECUTIVE

Signature:	/s/ Dean O. Bass
Dean O. Bass

Date:	November 18, 2021

EXHIBIT C

CONFIDENTIAL SEPARATION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between Dean O. Bass, an individual (“Executive”) and Spirit of Texas Bancshares, Inc., a Texas corporation (the “Company,” and together with the Executive, the “Parties”).

PRELIMINARY STATEMENTS

A. Executive and the Company have entered into an Executive Employment Agreement, effective as of February 2, 2021 (as amended, the “Employment Agreement”) and a Restrictive Covenant Agreement, dated as of November 18, 2021 (the “Restrictive Covenant Agreement”).

B. Pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 18, 2021, the Company will merge into Simmons First National Corporation, an Arkansas corporation (such transaction, the “Proposed Transaction”).

C. Executive’s employment will terminate effective as of immediately prior to the effective time of the Proposed Transaction (the “Effective Time”).

D. In exchange for compensation that Executive would not otherwise be entitled to receive, as set forth in Section 8.3 of the Employment Agreement, Executive desires to settle and compromise any and all possible claims and disputes Executive has against the Company arising out of their relationship to date, and to provide for a general release of any and all such claims.

AGREEMENT

1. Separation Date. Executive’s last day of employment will be as of the date in which the Effective Time occurs (the “Separation Date”).

2. Severance Package. In accordance with Section 8.3 of the Employment Agreement, in exchange for Executive’s covenants and releases contained herein, the Executive shall receive the following, subject to the terms and conditions of this Agreement:

2.1. Separation Pay. A lump sum payment equivalent to three times the sum of (1) Executive’s Base Salary (as defined in the Employment Agreement) as of the Separation Date plus (2) an amount equal to all bonus, profit sharing, and other annual incentive payments made in the year prior to the Separation Date, in the gross amount of $[_____], subject to applicable taxes and other required withholdings. This payment shall be made within sixty (60) days after the Separation Date.

2.2. Continued Benefits. A lump sum cash payment equal to the cost to obtain, net of taxes, for 18 months, each life, health, accident, and disability benefit to which Executive was entitled immediately prior to the Separation Date, in the gross amount of $[_____], subject to applicable taxes and other required withholdings. This payment shall be made within sixty (60) calendar days after the Separation Date.

3. Other Payments and Benefits.

3.1. Accrued Amounts. Executive acknowledges and affirms that, other than Executive’s Base Salary through the Separation Date and reimbursement for expenses incurred through the Separation Date and reimbursable under the Company’s policies, Executive has been paid or received all leave (paid or unpaid), vacation pay, compensation, wages, bonuses, commissions, and benefits to which Executive may be entitled, and that no other leave (paid or unpaid), vacation pay, compensation, wages, bonuses, commissions and benefits are due to Executive, except as provided for in this Agreement. Except as expressly provided in this Agreement and/or as otherwise required by law, all employee benefits will terminate on the Separation Date.

3.2. Equity Awards. Executive has been granted certain equity awards in the Company, which may include stock options and restricted stock units, which are not impacted by this Agreement. Such equity awards shall be treated in accordance with the Merger Agreement and the plan document and award agreement(s) governing such awards.

3.3. Transaction Bonus. Under the Restrictive Covenant Agreement, Executive shall be eligible for a Transaction Bonus (as defined therein) upon the closing of the Proposed Transaction, subject to the terms and conditions of the Restrictive Covenant Agreement.

4. Older Workers Benefit Protection Act. Executive acknowledges that Executive has read and understands this Agreement, has been advised to consult with an attorney regarding this Agreement, and has received all advice that Executive deems necessary prior to executing this Agreement such that Executive is entering into this Agreement freely, knowingly, and voluntarily.

4.1. Executive acknowledges Executive has been given twenty-one (21) calendar days to consider whether to enter into this Agreement, has taken as much of this time as Executive deems necessary to consider whether to enter into this Agreement, and that any changes to this Agreement, whether material or immaterial, do not restart the 21-day period that Executive has to consider this Agreement.1

4.2. This Agreement will become effective on the eighth (8th) calendar day after Executive executes the Agreement, provided that Executive signs this Agreement within twenty-one (21) days after the Separation Date, does not revoke this Agreement, and the Effective Time occurs. Executive may revoke this Agreement by delivering a written notice of revocation to the Company on or before the seventh (7th) calendar day after Executive signs the Agreement in order for the revocation to be effective.

[1]	Period to be 45 days in the event termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA.

4.3. Nothing in this Agreement is intended to preclude or prevent Executive from filing an age or other discrimination or retaliation charge or claim under the Age Discrimination in Employment Act (“ADEA”) with the federal Equal Employment Opportunity Commission (“EEOC”), although Executive may have no right to monetary or other relief or remedy by reason of the claims Executive has released in this Agreement. Further, nothing in this Agreement is intended to preclude or prevent Executive from participating in any investigation or proceeding conducted by the EEOC on any ADEA claim.

4.4. Nothing in this Agreement is intended to preclude or prevent Executive from challenging in any court or before any agency the knowing and voluntary nature of the waiver of any ADEA claim.

5. Release.

5.1. Release and Waiver. Executive on Executive’s own behalf and on behalf of Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”) does hereby unconditionally, irrevocably and absolutely release, waive and forever discharge the Company and its parent, subsidiary or affiliated entities, and each of their respective predecessors, successors and assigns, and each of their respective current, former or future directors, officers, agents, employees, attorneys, trustees, partners, members, stockholders, investors, joint ventures, and representatives, both individually and in their official capacities (collectively, the “Released Parties”) from and does fully waive any obligation of the Released Parties to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to:

(a) Executive’s employment with the Company or any of its subsidiaries or affiliates;

(b) the termination of Executive’s employment with the Company and any of its subsidiaries or affiliates;

(c) any other events occurring on or prior to the date the Executive executes this Agreement.

The release and discharge, waiver and covenant not to sue in this Section 5 includes, but is not limited to:

(i) all claims for wages, salary, bonuses, incentive compensation, stock, restricted stock, stock options, other equity incentive, severance pay, change in control payments, vacation pay or any other fees, compensation or benefits other than any compensation or benefits which the Parties have expressly agreed in writing shall survive this Agreement;

(ii) all claims and any obligations or causes of action, including claims under common law, for breach of contract (including but not limited to any claims under any employment agreements, offer letters and equity incentive arrangements between the Parties);

(iii) any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress; and

(iv) all claims or actions arising under any federal, state or local statute or regulations including the following, as amended from time to time, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Family and Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Sarbanes-Oxley Act of 2002, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Texas Labor Code, the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act, and any other federal, state, or local discrimination or employment laws, and/or any claims under any express or implied contract which Releasers may claim existed with any Released Party.

It is understood and agreed that this Agreement also includes a release of any claims for wrongful or retaliatory discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment.

Notwithstanding anything herein to the contrary, Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to:

(A) any claim or right to receive the severance package set forth in Section 2 of this Agreement or the other amounts specified in Section 3 of this Agreement;

(B) any claim or right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act;

(C) any right of indemnification that Executive may have for any liabilities or obligations arising in connection with, or from Executive’s actions within the course and scope of, Executive’s employment or service with the Company or any of its affiliates;

(D) any claim for unemployment insurance benefits, workers’ compensation benefits, or any other state disability compensation benefits; or

(E) any claim or right arising after the date Executive signs this Agreement.

5.2. Additional Information. Executives acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Executive does certify that Executive has read all of this Agreement, including the release provisions contained herein, and that Executive fully understands all of the same. Executive hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now disclosed.

5.3. No Further Action. Executive represents that, as of the date of this Agreement, none of the Releasers have filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any Released Parties in any court or with any governmental agency. Executive will reimburse the Released Parties for any fees or costs they incur defending against a released claim other than for challenges to the enforceability of the release of ADEA claims.

5.4. No admission. Neither this Agreement nor any of its terms may be construed an admission by Executive or any of the Released Parties of any wrongdoing or violation of any foreign, federal, state or local constitution, statute, regulation, common law or public policy, and both Executive and the Company specifically deny any such wrongdoing or violation.

6. Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission (collectively, “Government Agencies”), although Executive may have no right to relief by reason of the claims Executive has released herein. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall restrict or limit any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

7. Confidentiality. Executive agrees that all matters relating to this Agreement shall remain confidential. Accordingly, Executive hereby agrees that, with the exception of Executive’s spouse, counsel and tax advisors, Executive shall not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of the Company, the terms and conditions of this Agreement.

8. Disclosure. Executive represents and warrants that as of the date that Executive executes this Agreement, Executive either (i) has disclosed to the Company’s Board of Directors any matter that Executive knows or suspects could constitute an actual or potential material violation of the Company’s policies or of any internal or external legal, regulatory or compliance requirement applicable to the Company in any jurisdiction in which it does business, or (ii) Executive has no information concerning any such matter. Executive has reported to the Company all work-related injuries, if any, that Executive has suffered or sustained during the course of Executive’s employment with the Company.

9. Continuing Obligations. Executive understands and agrees that Executive remains bound by all continuing obligations under the Employment Agreement (including without limitation the provisions of Section 9 of the Employment Agreement) and the Restrictive Covenant Agreement. Executive agrees that Executive received good and valuable consideration for agreeing to such obligations, and will continue to comply with such obligations.

10. Return of Property. Executive agrees that upon Executive’s execution and delivery of this Release, Executive has returned to the Company any and all property in Executive’s possession, including, but not limited to, keys, credit cards, laptops, equipment, supplies, documents (including hard copies and copies on any electronic format, whether on computer, hard drive, PDA, disk, laptop hard drive, e-mail, or in any other format), of the Company or any of its affiliates and related companies and entities or any of its customers, clients, or any third party which does or has done business with the Company or any of its affiliates (collectively, “Company Information”). Further, Executive agrees that Executive has, as of Executive’s execution and delivery of this Agreement, permanently destroyed any and all Company Information which cannot be returned in its entirety, including any Company Information stored on a cloud storage service or in Executive’s email account. At the Company’s request, Executive will certify that Executive has returned, or permanently destroyed, all Company Information in Executive’s possession, custody, or control.

11. Cooperation. Executive agrees that Executive will fully cooperate with any reasonable request made by the Company relating to or arising out of any of the services that Executive worked on, learned of or became familiar with during Executive’s employment with the Company. Executive agrees that Executive will cooperate as needed with the Company in its investigation, defense or prosecution of any potential or actual claim, charge or suit by or against the Company. As used herein, the term “cooperate” means making Executive available from time to time for meetings and interviews with the Company representatives or counsel, giving full and truthful information and testimony when requested, not communicating with private parties known to be adverse to the Company except by way of deposition or trial testimony or as otherwise required by law, making Executive available for deposition and trial testimony upon instruction of counsel for the Company, and executing truthful affidavits requested from time to time by counsel to the Company. The Company will provide reasonable advance notice to Executive of any requests for cooperation, and will take into consideration Executive’s other commitments, and will reimburse Executive for Executive’s reasonable and necessary expenses in connection with providing such cooperation, subject to substantiation and the Company’s reimbursement policies.

12. Nondisparagement. Executive agrees that Executive will not, at any time, make, publish or communicate, to any entity or person or in any public forum, any defamatory remarks, comments or statements concerning the Company, its affiliates, or their successors or any of their products or services. Executive understands that this obligation does not, in any way, restrict or impede Executive from complying with any applicable law or regulation or any valid order or subpoena of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed the extent required by such law, regulation or order.

13. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by email, or otherwise delivered by hand or by messenger addressed:

(a)	if to the Company:

1836 Spirit of Texas Way

Conroe, Texas 77301

Attention: Allison S. Johnson, Chief Financial Officer

Email: ajohnson@sotb.com

(b)	if to Executive, to the address set forth on Executive’s signature page hereto;

or to such other address or email address as any party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by confirmed electronic mail, on the next business day after such notice or communication is sent, (ii) if delivered by hand, messenger or courier service, when delivered, or (iii) if sent via mail, at the earlier of its receipt or three business days after having been sent by air mail or certified mail, return receipt requested, postage prepaid.

14. Entire Agreement. This Agreement contains the full and entire agreement between and among the Parties relating to the subject matter herein and supersedes all prior discussions between the parties. This Agreement does not supersede the Restrictive Covenant Agreement, Section 8.7 of the Employment Agreement regarding parachute payments, the Executive’s continuing obligations in Section 9 and Section 11 of the Employment Agreement, or the Company’s continuing obligations in Section 13 of the Employment Agreement.

15. Governing Law. As set forth in Section 19 of the Employment Agreement, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without regard to principles of conflicts of laws.

16. Section 409A. The payments and benefits under this Agreement are intended, and will be construed, to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted consistent with Section 16 of the Employment Agreement (Section 409A).

17. Knowing and Voluntary Agreement. Executive acknowledges that Executive has carefully read and fully understands all the provisions and effects of this Agreement. Executive further acknowledges that Executive has been given the opportunity to consult with Executive’s own independent legal counsel with respect to the matters referenced in this Agreement. Executive acknowledges that Executive has fully discussed this Agreement with Executive’s attorney or has voluntarily chosen to sign this Agreement without consulting an attorney, fully understanding the consequences of this Agreement. Executive further acknowledges that Executive is entering into this Agreement without coercion or duress from the Company and that neither the Company nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this Agreement other than those set forth in this Agreement.

18. Complete Defense. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

19. Counterparts. This Agreement may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original. A facsimile or electronic signature shall have the same force and effect as an original signature.

20. Severability. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

21. Successors and Assigns. Executive may not assign any of Executive’s rights or delegate any of Executive’s duties under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE EXECUTED THIS AGREEMENT FREELY AFTER INDEPENDENT INVESTIGATION AND WITHOUT FRAUD OR UNDUE INFLUENCE. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN AND INTEND TO BE BOUND BY ALL OF ITS TERMS.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered into this Confidential Separation Agreement and General Release of Claims on the date first written above.

EXECUTIVE

Name: Dean O. Bass
Address: 5845 Honea Egypt Rd.
Montgomery, TX 77316

SPIRIT OF TEXAS BANCSHARES, INC.

Name: Allison S. Johnson
Title: Chief Financial Officer

[Signature Page]